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Pan American Silver Reports Ground Fall Accident and Suspension of Operations in Argentina

Vancouver, B.C. - June 17, 2019 - Pan American Silver Corp. (NASDAQ: PAAS) (TSX: PAAS) (“Pan American”) today reports that operations at its Manantial Espejo, COSE and Joaquin mines in Santa Cruz, Argentina are currently suspended following an employee fatality due to a ground fall underground at COSE. The operations will be restarted in coordination with the authorities and union following a safety assessment.

"We are deeply saddened by this tragic accident and extend our thoughts and sympathies to the employee's family and co-workers," said Michael Steinmann, President and Chief Executive Officer.

About Pan American Silver
Pan American is the world's second largest primary silver producer, providing enhanced exposure to silver through a diversified portfolio of assets, large reserves and growing production. We own and operate mines in Mexico, Peru, Canada, Argentina and Bolivia. In addition, we own the Escobal mine in Guatemala that is currently not operating. In 2019, we celebrate our silver anniversary: 25 years of operating in Latin America, earning an industry-leading reputation for operational excellence and corporate social responsibility. We are headquartered in Vancouver, B.C. and our shares trade on NASDAQ and the Toronto Stock Exchange under the symbol "PAAS”.
Learn more at panamericansilver.com.

For more information contact:
Siren Fisekci
VP, Investor Relations & Corporate Communications
Ph: 604-806-3191
Email: ir@panamericansilver.com

Cautionary Note Regarding Forward-Looking Statements and Information
Certain of the statements and information in this news release constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian provincial securities laws. All statements, other than statements of historical fact, are forward-looking statements or information. Forward-looking statements or information in this news release relate to, among other things, the successful restart of operations at our Manantial Espejo, COSE and Joaquin mines and the timing thereof.  These forward-looking statements and information reflect Pan American’s current views with respect to future events and are necessarily based upon a number of assumptions. Pan American cautions the reader that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this news release, including with respect to the restart our of operations in Argentina. Certain of these factors are identified under the heading "Risk Factors" in the Circular and under the heading "Risks Related to Pan American's Business" in Pan American's most recent form 40-F and Annual Information Form filed with the United States Securities and Exchange Commission and Canadian provincial securities regulatory authorities, respectively. Investors are cautioned against undue reliance on forward-

looking statements or information. Pan American does not intend, nor does it assume any obligation to update or revise forward-looking statements or information, whether as a result of new information, changes in assumptions, future events or otherwise, except to the extent required by applicable law.